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                                                                 Exhibit 99.h.2.

                                13,375,000 SHARES

                             MCG CAPITAL CORPORATION

                                  COMMON STOCK

                                 ---------------

                           SELECTED DEALERS AGREEMENT

                                 ---------------


                                                             Arlington, Virginia
                                                               November 28, 2001

Dear Sirs:

         We have delivered to you a Prospectus relating to the offering by MCG Capital Corporation (the "Company") of the number of shares of common stock of the Company therein stated (the "Shares"). The undersigned (the "Underwriters") have agreed to purchase the Shares, subject to the conditions specified in the Underwriting Agreement (the "Underwriting Agreement") referred to in the Prospectus.

         Subject to the terms and conditions hereof and to the modification, withdrawal or cancellation of the offering without notice, and subject to the terms and conditions of the Underwriting Agreement, the Underwriters are offering to certain dealers (the "Dealers") (including among whom may be the Underwriters, their partners and subsidiaries) who are members of the National Association of Securities Dealers, Inc. (the "NASD") or foreign dealers registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), who shall agree in making sales of the Shares in the United States to conform to the Conduct Rules of the NASD (the "Conduct Rules"), or, if not so registered, shall agree not to reoffer, resell or deliver the Shares in the United States, its territories or possessions or to persons who they have reason to believe are citizens thereof or residents therein, unless they comply with IM-2110-1 under Conduct Rule 2110, relating to "Free-Riding and Withholding," and comply, as though they were a member of the NASD, with the provisions of Conduct Rules 2730, 2740 and 2750 and with Conduct Rule 2420 as it applies to a non-member foreign dealer, the opportunity to purchase Shares at $___ per share (the "public offering price") less a concession to Dealers of $____ per share. This offer is extended to you only on behalf of such Underwriters as may lawfully sell Shares to Dealers in your State.

         The offering to Dealers may be on the basis of a reservation of Shares or an allotment against subscriptions. We shall advise you by telegram or letter

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of the method and terms of the offering. Acceptance of any reserved Shares, which must be sent by telegraph or in writing to us, received by the time specified therefor in the offering telegram or letter, and any application for additional Shares, will be subject to rejection as a whole or in part. The subscription books for the offering to Dealers may be closed by us at any time without notice and we reserve the right to reject any subscription as a whole or in part. All subscriptions will be received subject to prior sale.

         Immediately upon receipt of the aforementioned telegram or letter, you may reoffer the Shares purchased by you hereunder, subject to their receipt and acceptance by the Underwriters, and upon the other terms and conditions set forth herein and in the Prospectus. Shares purchased hereunder or pursuant to the following sentence are to be offered to the public at the public offering price, except that an amount not exceeding $_____ per share may be allowed to any member of the NASD (or to foreign dealers who are not eligible for such membership but who agree to conform to the Conduct Rules in making sales to purchasers in the United States), acting as principal or as buyer's agent, if such allowance is to be retained and not reallowed in whole or in part. With our consent or after the books in respect of the offering to Dealers have been closed, Dealers who are parties to the Selected Dealers Agreement and the Underwriters may deal in Shares with each other at the public offering price less an amount not exceeding the concession to Dealers. After the Shares are released for sale to the public, we are authorized to vary the public offering price and other selling terms.

         The Shares confirmed to you are to be paid for at the public offering price less the concession to Dealers at the offices of Friedman, Billings, Ramsey & Co., Inc. at 1001 Nineteenth Street North, Arlington, Virginia, 22209 prior to 9:30 A.M., New York City time, at the Closing Time or on each Date of Delivery, as defined in the Underwriting Agreement, by certified or official bank check payable in immediately available funds to our order against delivery of such Shares.

         In order to facilitate distribution of the Shares, we, for the account of the Underwriters, may, within the limits specified in such agreement, during the term of the Agreement Among Underwriters, make purchases and sales of Shares (but are without obligation to do so) in the open market or otherwise, for long or short account, at such prices, in such amounts and in such manner as we may determine, and, in arranging for the sale of Shares to Dealers, may overallot for the account of the Underwriters, and may make purchases for the purposes of covering such overallotments. This is not assurance that the price of Shares will be stabilized or that stabilization, if commenced, will not be discontinued at any time.

         Your acceptance hereof shall constitute an obligation on your part to purchase, upon the terms and conditions specified herein, the Shares confirmed to you in respect hereof and to observe all of the terms and conditions hereof. You agree that in reoffering the Shares you will comply with all applicable requirements of the Securities Act of 1933, as amended, of the Exchange Act, and of all applicable rules and regulations under the federal securities laws. If you fail to pay for the Shares confirmed to you or fail to perform any of your other obligations hereunder, we may, in our discretion and without demand, notice or legal proceedings, and in addition to any and all remedies otherwise available to the several Underwriters (a) terminate any right or interest on


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your part hereunder, and (b) at any time and from time to time sell, without notice to you, any Shares then held for your account at public or private sale at such price or prices and upon such terms and conditions as we may deem fair, and apply the net proceeds so realized, as determined by us, toward payment of any obligations in respect of which you are in default, and, notwithstanding any action taken under (a) or (b) above, or both, you shall remain liable to the Underwriter, for all loss and expense resulting from your default. At any such sale or sales, the Underwriters may for their own account, or for the account of any other person, become the purchaser of any Shares so sold, free from any right or interest on your part in such Shares. A default by one or more Dealers shall not release you from any obligation hereunder.

         You agree that until termination of this Agreement you will advise us, from time to time upon request, as to the number of Shares confirmed to you hereunder which then remain unsold; and you further agree that, until termination of this Agreement, you will upon our request sell to us such number of such unsold Shares as we may specify (in order to enable us to deliver Shares sold by or for the account of the Underwriters) at the public offering price or, if agreeable to you, at the public offering price less an amount not in excess of the concession to Dealers.

         We shall have full authority to take such action as we may deem advisable in respect to all matters pertaining to the offering or arising hereunder. You are not authorized (a) by the Company or the Underwriters to give any information or to make any representations in connection with the offering or sale of the Shares other than those contained in the Prospectus or (b) to act as agent for the Company or the Underwriters when offering the Shares to the public or otherwise. Nothing contained herein shall constitute the Dealers as an association or partnership with the Underwriters, or with each other, or an unincorporated business or other separate entity.

         Counsel for the Underwriters has advised us that the Shares are exempt from registration or qualification under the Blue Sky laws of all States of the United States. We will furnish you on request a copy of the advice received from Underwriters' counsel concerning exemptions available for certain categories of transactions in particular jurisdictions under the Blue Sky laws for offers and sales in those jurisdictions without requirement that the seller be registered or licensed as a broker or dealer therein. We shall, however, be under no responsibility whatsoever to any Dealer with respect to the right of such Dealer to sell the Shares in any jurisdiction.

         We have undertaken and undertake to mail copies of the Prospectus upon receipt of written request to the addresses stated in such requests. You confirm that you have undertaken and undertake to do the same with regard to the delivery of such copies to your associated persons and to other persons.


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         The Underwriters shall be under no liability (except for our own want of good faith) for or in respect of the validity or value of, or title to, any of the Shares, the form of, or the statements contained in, or the validity of, the Prospectus or any amendment or supplement thereto, or any other instruments executed by or on behalf of the Company or others, the form or validity of the Underwriting Agreement, the Agreement Among Underwriters or this Agreement, the delivery of the Shares, the performance by the Company or others of any agreement on its or their part or any matter in connection with any of the foregoing; provided, however, that nothing in this paragraph shall be deemed to relieve us from any liability imposed by federal securities laws.

         You confirm that you are familiar with IM-2110-1 under the Conduct Rules, and you agree that you will comply with IM-2110-1 in offering and selling Shares to the public. You further represent that neither you nor any of your directors, officers, partners or "persons associated with" you (as defined in the By-Laws of the NASD), nor, to your knowledge any "related person" (as defined in Conduct Rule 2710) have participated or intend to participate in any transaction or dealing, including, without limitation, the receipt of unregistered securities of the Company since January 5, 2001, as to which documents or information would be required to be filed with the NASD in connection with the Underwriting Agreement pursuant to Conduct Rules 2710 or 2810, other than participation as a Dealer hereunder.

         All communications from you should be addressed to Friedman, Billings, Ramsey & Co., Inc., 1001 Nineteenth Street North, Arlington, Virginia 22209,
Attention: Corporate Syndicate Department. Any notice from us to you shall be deemed to have been duly given if mailed or telegraphed to you at the address to which this letter is addressed.

         This Agreement shall terminate simultaneously with termination of the Agreement Among Underwriters, but it may be terminated by us at any time theretofore without notice. Upon termination of this Agreement, all authorizations, rights and obligations hereunder shall cease, except rights and obligations accrued or unsatisfied at the date of termination. Notwithstanding termination of this Agreement, you shall be liable for your proper proportion of any transfer tax or other liability which may be asserted against us or any of the Dealers purchasing Shares hereunder, based upon the claim that the Dealers, or any of them, constitute a partnership, an association, an unincorporated business or other separate entity.

         If, before the termination of this Agreement, we shall purchase, or contract to purchase, in the open market or otherwise, any Shares delivered to you pursuant hereto, you shall repay to us, for the account of the Underwriters, the concession to Dealers with respect to such Shares, and all brokerage commissions and transfer taxes paid in connection with such purchase or contract to purchase.


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         Please confirm your agreement to abide by and conform to all the terms and conditions of this Agreement by signing and returning at once the duplicate copy enclosed herewith.

                                    Yours very truly,

                                    FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
                                    U.S. BANCORP PIPER JAFFRAY INC.



                                    BY: FRIEDMAN, BILLINGS, RAMSEY & CO., INC.



                                    By:

                                        -------------------------------------
                                        Name:  James R. Kleeblatt
                                        Title: Managing Director

Please execute Confirmation on next page.


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                                  CONFIRMATION

                             MCG CAPITAL CORPORATION

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
U.S. BANCORP PIPER JAFFRAY INC.
c/o Friedman, Billings, Ramsey & Co., Inc.
  1001 Nineteenth Street, North
  Arlington, Virginia 22209

Dear Sirs:

         We hereby confirm our agreement to purchase _______________ of the Shares to which the foregoing Selected Dealers Agreement relates, subject to your acceptance or rejection as a whole or in part in case of a subscription or application in excess of any reservation, and acknowledge that such purchase and the purchase of additional Shares, if any, prior to the termination of the Selected Dealers Agreement, are subject to all the applicable terms and conditions thereof. We agree to abide by and conform to the Selected Dealers Agreement and to your offering telegram or letter referred to therein, and to take up and pay for such Shares as therein provided. We acknowledge receipt of the Prospectus relating to the Shares and we hereby confirm that in entering into the Selected Dealers Agreement and in offering the Shares we have relied and will rely upon the Prospectus and on no other statements whatsoever, written or oral. We further confirm that we are a member of the National Association of Securities Dealers, Inc. (the "NASD"), or, if we are not such a member, that (i) we are a foreign dealer registered under the Securities Exchange Act of 1934, as amended, and hereby agree that in making sales of Shares in the United States we will conform to the Conduct Rules of the NASD (the "Conduct Rules"), or (ii) if not so registered, we hereby agree not to reoffer, resell or deliver Shares in the United States, its territories or possessions or to any person who we have reason to believe is a citizen thereof or resident therein, unless we comply with IM-2110-1 under the Conduct Rules, relating to "Free-Riding and Withholding," and comply, as though we were a member of the NASD, with the provisions of Conduct Rules 2730, 2740 and 2750 and with Conduct Rule 2420 as it applies to a non-member foreign dealer.

                                           -------------------------------------

                                           By:
                                              ----------------------------------

                                           Name:
                                                 -------------------------------

                                           Title:
                                                  ------------------------------


                                           -------------------------------------
                                                           (Address)

Dated:  November __, 2001                  -------------------------------------
                                                       (City and State)

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